Exhibit 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of May 29, 2019 by and between Obalon Therapeutics, Inc. (the “Company”) and Kelly Huang (“Consultant”), effective as of the eighth day following the date on which Consultant signs this Agreement if not revoked pursuant to the Release (as defined below) attached hereto (the “Effective Date”).
RECITALS
A.    Consultant previously served as President and Chief Executive Officer of the Company.
B.    Consultant resigned from such role, and the Company and Consultant mutually desire to transition Consultant’s role with the Company from that of President and Chief Executive Officer of the Company to that of a non-employee consultant to the Company, effective as of May 20, 2019 (the “Transition Date”).
C.    Consultant and the Company (i) agree that each of the retention agreement by and between the Company and Consultant, dated September 6, 2017 (the “Retention Agreement”) and the offer letter by and between the Company and Consultant, dated August 14, 2017 (the “Offer Letter”), shall terminate, and neither the Company nor Consultant shall have any further obligations thereunder except as expressly provided in this Agreement and (ii) mutually desire that Consultant will cease to be an employee of the Company and will thereupon become an independent contractor of the Company performing consulting services.
D.    Consultant desires to perform such services on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:
1.Term. The term of this Agreement shall be for a period commencing as of the Transition Date and ending on the one-year anniversary thereof (the “Initial Termination Date”) and shall include any extensions pursuant to the following sentences of this Section 1 (collectively, the “Consulting Period”). The Consulting Period may be extended for such appropriate period of time as the parties may agree. Notwithstanding the foregoing, either party hereto may terminate the Consulting Period and Consultant’s services hereunder at any time, for any reason or no reason.
2.Services. During the Consulting Period, Consultant shall provide consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company (collectively, the “Services”).
3.Compensation for Services. Subject to and conditioned upon Consultant’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as

Exhibit A (the “Release”) within 45 days following the Transition Date, and non-revocation of the Release within the prescribed time period, Consultant shall be entitled to receive the following:
(a)    Consulting Fee. During the Consulting Period, the Company shall pay Consultant a fee (the “Consulting Fee”) of $39,583.33 per month. The monthly Consulting Fee shall be paid to Consultant in arrears on each monthly anniversary of the Transition Date during the Consulting Period (beginning on the later of the Effective Date or the first monthly anniversary of the Transition Date).
(b)    COBRA Benefits. Subject to Consultant’s timely election to continued coverage under the Consolidated Omnibus Budget Reconciliation Act, during the period commencing on the Transition Date and ending on the Initial Termination Date (the “COBRA Period”), Consultant shall be entitled to the benefits specified in Section 2(b) of the Retention Agreement.
(c)    Equity Awards. Each outstanding Company equity award held by Consultant as of the Transition Date (each a “Pre-Consulting Equity Award”) shall remain outstanding and eligible to vest and, as applicable, become exercisable during the Consulting Period (based on Consultant’s continued provision of Services thereafter rather than continued employment), but, with respect to any Pre-Consulting Equity Award that is a stock option, in no event beyond the outside expiration date of such Pre-Consulting Equity Award. Consultant acknowledges and agrees that the foregoing amendments to any Company stock options may cause an incentive stock option to be reclassified as a non-qualified stock option, and that Consultant, and not the Company, shall be solely responsible for any tax consequences relating to such reclassification.
4. Expenses. During the Consulting Period, the Company shall reimburse Consultant for reasonable expenses in accordance with the Company’s substantiation and reimbursement policies applicable to independent contractors, as in effect from time to time.
5.Termination of Consultancy. Either the Company or Consultant may terminate the Consulting Period and Consultant’s Services hereunder at any time, for any reason, upon written notice to the other party, subject to the following requirements upon termination.
(a)    Termination Without Cause or upon a Qualifying Resignation. If the Company terminates the Consulting Period and Consultant’s Services hereunder without Cause (as defined below) or Consultant voluntarily terminates the Consulting Period and Consultant’s Services hereunder upon a Qualifying Resignation (as defined below), then, in either case, subject to Section 14 hereof and Consultant’s timely execution and non-revocation of a general release of claims in a form prescribed by the Company and Consultant’s ongoing compliance with Sections 7 and 8 hereof (and notwithstanding anything in Section 3 hereof to the contrary), (i) the Company shall pay Consultant the remaining Consulting Fee that would have been payable for the period commencing on the termination date and ending on the Initial Termination Date, in a single lump-sum payable on the 30th day following the termination date, (ii) the continuation benefits contemplated by Section 3(b) hereof shall continue in accordance with the provisions thereof for the remainder of the COBRA Period, (iii) the portion of such Pre-Consulting Equity Awards that would have vested on or prior to the Initial Termination Date (assuming that Consultant provided continued Services thereafter rather than continued employment) shall vest and, as applicable, become exercisable immediately prior to such termination of service, and any portion that remains unvested as of such termination shall automatically terminate and be forfeited as of such termination and (iv) any vested Pre-Consulting Equity Awards that are stock options shall remain exercisable for the remainder of the period commencing on the Transition Date and ending on the Initial Termination Date, but in no event beyond the maximum term of such stock option. Any vested Pre-Consulting Equity Awards not exercised as of the Initial Termination Date shall automatically terminate and be forfeited; provided, however, that the accelerated vesting and payment continuation contemplated by this Section 5(a) shall not occur or begin, as applicable, until any revocation period applicable under the release has expired and, if the consideration and revocation periods span two calendar years, all such vesting and payments shall occur in the latter calendar year.
(b)    Any Termination. If the Consulting Period and the Consultant’s Services hereunder are terminated for any reason, (i) the Company shall pay to Consultant any portion of the Consulting Fee that has been earned but unpaid through such date of termination and (ii) other than as set forth in Section 5(a) hereof upon a termination without Cause or a Qualifying Resignation, any portion of Pre-Consulting Equity Awards that remain unvested as of the termination date shall automatically terminate and be forfeited as of such date. In addition, if the Consulting Period and the Consultant’s Services hereunder are terminated for any reason other than as set forth in Section 5(a) hereof, Consultant shall immediately forfeit all Consulting Fees payable with respect to periods of service following such termination date.
(c)    Return of Property. Upon the termination of the Consulting Period and Consultant’s Services hereunder for any reason, Consultant agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Consultant has in its possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Consultant knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys (and any related or relevant passwords), and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
(d)    Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company shall have no further obligations to Consultant upon termination of the Consulting Period and Consultant’s Services hereunder.
(e)    Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following conditions: (i) Consultant’s conviction for, or guilty plea to, a felony involving moral turpitude; (ii) a willful refusal by Consultant to comply with the lawful and reasonable instructions of the Company, or to otherwise perform Consultant’s duties as lawfully and reasonably determined by the Company, in each case that is not cured by Consultant (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to Consultant of such refusal; (iii) any willful act or acts of dishonesty undertaken by Consultant and intended to result in Consultant’s (or any other person’s) material gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; or (iv) any willful act of gross misconduct by Consultant which is injurious to the Company.
(f)    Definition of “Qualifying Resignation”. For purposes of this Agreement, “Qualifying Resignation” shall mean the occurrence of (i) Consultant’s voluntary termination of this Agreement and Consultant’s Services during the Consulting Period in connection with the Consultant’s commencement of employment or other service with another company or organization (the “New Employer”) and (ii) the Company’s receipt, prior to such termination, of written notice from the New Employer providing that Consultant is not permitted to provide services to the New Employer while Consultant continues to provide the Services hereunder.
6.Cooperation. In addition to the Services (and without further compensation), Consultant agrees that, following the Transition Date, Consultant will use commercially reasonable efforts to cooperate with the Company, to the extent reasonably requested by the Company, to consult, advise and provide relevant input with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Consultant’ duties and responsibilities to the Company and its affiliates during employment with the Company.
7.Covenants.
(a)    Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Consultant previously made certain representations with respect to confidential information and dispute resolution (as set forth in Sections 5 and 7 of the Offer Letter), with respect to cooperation and non-disparagement (as set forth in Section 6(b) of the Retention Agreement), and with respect to proprietary information, inventions, non-solicitation and confidential information (as set forth in Sections 2 through 9 of the Employee Invention Assignment and Confidentiality Agreement by and between the Company and Consultant, dated September 6, 2017 (the “Confidentiality Agreement”)), and Consultant hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Consultant shall be bound by their terms.
(b)    During the Consulting Period, Consultant may consult or become an employee of other businesses, but shall not be engaged in any other business activity which would be directly competitive with the business of the Company (a “Restricted Business”).  The foregoing restrictions shall not be construed as preventing Consultant from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on the part of Consultant which would in any manner impair the performance of his duties under this Agreement, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company; provided that nothing herein shall prevent Consultant from owning up to 3 percent of the capital stock of a publicly held entity carrying on a Restricted Business so long as the Consultant does not actively participate in the control of such Restricted Business.
8.Non-Disparagement. During the Consulting Period, Consultant agrees not to disparage the Company, any affiliate of the Company and/or any officers, directors, employees, shareholders and/or agents of the Company or any affiliate of the Company in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation. During the Consulting Period, the Company agrees to instruct its directors and executive officers not to disparage Consultant in any manner intended or reasonably likely to be harmful to him or his business, business reputation or personal reputation.
9.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Consultant (or Consultant’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Consultant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Consultant from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Consultant shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
10.Representations.
(a)    Consultant represents and warrants that Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from performing hereunder or complying with the provisions hereof, and further agrees that Consultant will not enter into any such conflicting agreement or relationship during the Consulting Period. Consultant agrees to comply with any insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement. Consultant agrees to not use information received by Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company. Consultant agrees that if Consultant makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, Consultant shall immediately notify the Company of such transactions.
(b)    Consultant hereby acknowledges (i) that Consultant has consulted with or has had the opportunity to consult with independent counsel of Consultant’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Consultant has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Consultant’s own judgment.
11.Independent Contractor. Consultant expressly acknowledges and agrees that, as of the Transition Date, Consultant is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, the Company shall not be obligated to (a) pay on the account of Consultant any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of Consultant for income tax purposes or (c) provide Consultant with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. Notwithstanding the foregoing, any amounts payable to Consultant in respect of his service as an employee of the Company prior to the Transition Date shall be subject to withholding in accordance with applicable law. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon. Consultant and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time.
12.Assignment. This Agreement and the rights and duties hereunder are personal to Consultant and shall not be assigned, delegated, transferred, pledged or sold by Consultant without the prior written consent of the Company. Consultant hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party or successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) that acquires all or substantially all of the assets of the Company or that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.
13.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Consultant: at Consultant’s most recent address on the records of the Company.
If to the Company: at the Company’s corporate headquarters, and directed to the attention of its Secretary.
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
14.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Consultant to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that this Section 14 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent required under Section 409A, any payment or benefit required to be paid upon the termination of Consultant’s Services (or any other similar term or phrase) shall be made only upon Consultant’s “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”). Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Consultant during the six-month period following Consultant’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Consultant’s death), the Company shall pay Consultant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Consultant during such period (without interest). To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
(a)    Survival. Section 5 (Termination of Consultancy), Section 6 (Cooperation), Section 7 (Covenants), Section 8 (Non-Disparagement), Section 9 (Exceptions), and Section 11 (Independent Contractor) hereof shall survive any termination of this Agreement and shall continue in effect.
15.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles.
16.Entire Agreement; Counterparts. Effective as of the Transition Date, this Agreement, together with the Release and Confidentiality Agreement, Sections 2(b) and 6(b) of the Retention Agreement and Sections 5 and 7 of the Offer Letter, constitute the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Consultant has hereunto set Consultant’s hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

OBALON THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Andrew Rasdal Name: Andrew Rasdal Title: Executive Chairman

“CONSULTANT”

/s/ Kelly Huang
Kelly Huang

EXHIBIT A

RELEASE
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Obalon Therapeutics, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, affiliates, successors, heirs, assigns, agents, directors, officers, employees, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to the Company’s obligations to provide payments or benefits under the Consulting Agreement by and between the Company and the undersigned, dated May [__], 2019, (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to indemnification pursuant to an agreement with the Company or the Articles or Bylaws of the Company, as applicable, or applicable law, (iv) to assert claims for workers’ compensation or unemployment benefits, (v) to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that the undersigned does release the undersigned’s right to secure damages for any alleged discriminatory, harassing or retaliatory treatment, (vi) any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator or (vii) to assert any other rights that may not be waived by an employee under applicable law.

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THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the undersigned or the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company or the Releasees, or any of them, or to the undersigned, as applicable.
The undersigned, in consideration of the payments provided to the undersigned as described in the Consulting Agreement, agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)
The undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)
The undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release or the Consulting Agreement;

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(iii)
The undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	The undersigned advises the undersigned to consult with an attorney prior to executing this Release;

(v)
The undersigned has been given at least 45 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 45-day period; and

(vi)
The undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Nooshin Hussainy, Vice President, Finance and Accounting, via electronic mail at nhussainy@obalon.com on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this 29th day of May, 2019.

/s/ Kelly Huang
Kelly Huang

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